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                          CERTIFICATE OF INCORPORATION

                        PHOENIX PRESCHOOL HOLDINGS, INC.
                        --------------------------------

         Article 1. Name. The name of the corporation is Phoenix Preschool Holdings, Inc. (the "Corporation").

         Article 2. Registered Office and Agent. The address of the registered office in the State of Delaware is 2 West Loockerman Street, Dover, County of Kent, Delaware 19903. The name of its registered agent at such address is Barros, McNamara, Scanlon, Malkiewicz & Taylor, P.A.

         Article 3. Purposes. The purposes for which the Corporation was formed are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         Article 4. Capital Stock. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 17,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"), (ii) 15,000,000 shares of common stock, par value $0.10 per share ("Common Stock"), and (iii) 1,000,000 shares of undesignated stock, par value $0.10 per share.

         The designation, relative rights, preferences and liabilities of each class of stock, itemized by class, shall be as follows:

                  (1) Common Stock. Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Amended and Restated Certificate of Incorporation or of any class or series of Preferred Stock or undesignated stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock or undesignated shares have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock or undesignated stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares. The holders of the Common Stock are not entitled to preemptive rights.

                  (2) Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each

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such series, and to fix by resolution the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions (if any), of the shares of each such series. The authority of the Board of Directors shall include, but not be limited to, determination of the following:

                           (i) The voting rights and powers (if any) of the
Preferred Stock and each series thereof:

                           (ii) The rates and times at which, and the terms and
conditions on which, dividends (if any) on the Preferred Stock, and each series thereof, will be paid and any dividend preferences or rights of cumulation;

                           (iii) The rights (if any) of holders of the Preferred
Stock, and each series thereof, to convert the same into, or exchange the same for, shares of other classes (or series of classes) of capital stock of the Corporation and the terms and conditions for such conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in such events as the Board of Directors shall determine;

                           (iv) The redemption rights (if any) of the
Corporation and of the holders of the Preferred Stock, and each series thereof, and the times at which, and the terms and conditions on which, the Preferred Stock, and each series thereof, may be redeemed; and

                           (v) The rights and preferences (if any) of the
holders of the Preferred Stock, and each series thereof, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (3) Undesignated Stock. The Board of Directors is authorized to adopt, without stockholder approval, at any time, or from time to time, amendments to this Amended and Restated Certificate of Incorporation with respect to any undesignated shares, and thereby to fix or change the division of the undesignated shares into classes and/or into series within any class or classes, and to fix or change the determination of the voting rights, designations, preferences, limitations, special rights and relative rights of the shares of any class or series. The undesignated shares may be determined by the Board of Directors to be either additional shares of Preferred Stock, or Common Stock, or any class or series of Preferred Stock or Common Stock. The authority of the Board with respect to each class or series of undesignated shares shall include, but not be limited to, the same authority the Board has with respect to designation of the Preferred Stock as described in Article 4 (b) above.

         (b) Authorization of Board to Set Terms in Respect of Corporation's Securities. To the fullest extent permitted by applicable law, the Board of Directors may set forth in any security, contract, warrant or other instrument evidencing any shares, option or warrant rights, or securities having conversion or option or warrant rights, such terms as it deems appropriate, including, without limiting the generality of such authority, conditions that preclude or limit any Person (as defined in Article 15) or any transferee(s) (either direct or remote) of such Person (i) from owning

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or offering to acquire a specified number or percentage of the outstanding common shares, other shares, option or warrant rights, securities having conversion or option or warrant rights, or obligations of the Corporation or
(ii) from exercising, converting, transferring or receiving such shares, option or warrant rights, securities having conversion or option or warrant rights, or obligations, and which invalidate any rights or options or warrants beneficially owned by such Person or any transferee(s) (either direct or remote) of such Person. This Article is intended to validate, to the extent permitted by applicable law, the adoption by the Board of Directors of stockholder rights plans or so-called "poison pills," including both call and put "poison pills." Nothing contained herein shall be deemed to limit or restrict the powers of the Board of Directors as provided in the Delaware General Corporation Law, as amended, or otherwise under Delaware law.

         Article 5. Incorporator and Director. The name and mailing address of the sole incorporator is as follows:

                           Michael C. Koffler
                           150 East 58th Street 31st Floor
                           New York, NY 10155

         The Board of Directors shall consist of not less than one (1) nor more than fifteen (15) persons, the exact number to be fixed and determined from time to time by resolution of the Board of Directors. Michael C. Koffler shall serve as the initial director of the Corporation.

         Article 6. Classified Board. Effective sixty (60) days after the completion of the initial public offering of the Common Stock of the Corporation (the "IPO"), the directors shall be divided into three (3) classes, as nearly equal in number as reasonably possible, designated as Class I, Class II, and Class III. Class I directors shall serve until the first annual meeting of stockholders to be held after the IPO. At the first annual meeting of stockholders to be held after the IPO, Class I directors shall be elected for a term of three (3) years and, after expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. Class II directors shall serve until the second annual meeting of stockholders to be held after the IPO. At the second annual meeting of stockholders to be held after the IPO, Class II directors shall be elected for a term of three (3) years and, after the expiration of such term shall thereafter be elected every three (3) years for three (3) year terms. Class III directors shall serve until the third annual meeting of stockholders to be held after the IPO. At the third annual meeting of stockholders to be held after the IPO, the Class III directors shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. Each director shall serve until his successor shall have been elected and qualified, even though his term of office as herein provided has otherwise expired, except in the event of his earlier death, resignation, removal or disqualification. This Article 6, or any portion thereof, may be changed by a by-law amendment which is adopted by all of the then members of the Board of Directors.


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         Article 7.    Removal of Directors
                       --------------------

                  (a) By Stockholders. The entire Board of Directors, or a class of the Board, if the Board is classified with respect to the power to elect directors, or any individual director, may be removed from office by the stockholders only for cause (as defined herein) and only with the vote of stockholders entitled to cast at least eighty (80%), or such higher percentage as may be required by law, of the votes which all stockholders would be entitled to cast at any annual election of directors or of such class of directors. The term 'cause', as used herein, shall refer only to one of the following events:
(1) conviction of the director of a felony; (2) declaration by order of court that the director is of unsound mind; or (3) gross abuse of trust committed in bad faith.

                  (b) By Board of Directors. The Board of Directors may, without stockholder approval, declare vacant the office of any director for any proper cause (whether or not similar to those listed in subparagraph (a) above) including, but not limited to, conflict of interest or other breach of fiduciary duty, or unacceptability of the director to federal or state securities regulators, the regulators of any securities exchange or automated quotation system on which securities of the Corporation are traded, or to federal, state or local regulators of the business of the Corporation.

         Article 8. Actions by Consent. Section 228 of the Delaware General Corporation Law shall not be applicable unless the resolution or other matter contained in the written consent or consents from stockholders has been previously approved by all of the then members of the Board of Directors.

         Article 9. Indemnification. The Corporation shall indemnify the directors and executive officers of the Corporation and hold them harmless to the fullest extent permitted by the provisions of the Delaware General Corporation Law. In the event that the Delaware General Corporation Law is amended, after the date of this Certificate, to authorize corporate action further eliminating or limiting the personal liability of directors and officers (whether an executive officer or not), then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                  The Corporation shall pay the expenses incurred by a director or executive officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Delaware General Corporation Law.

                  Any amendment or repeal of this Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of the director or officer of the Corporation existing at the time of such amendment or repeal. Nothing contained herein shall prevent the Corporation from supplementing the indemnification provisions contained herein by Bylaw

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provisions, contracts with directors or officers, insurance or otherwise.

         Article 10. Limited Liability. To the fullest extent permitted by the laws of the State of Delaware as presently in effect or as hereafter amended from time to time, a director shall have no personal liability to the Corporation or stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         Article 11. Bylaw Changes. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation. Any amendment to the Bylaws of the Corporation which is proposed by stockholders, and which has not previously received the approval of the Board of Directors, shall require for adoption the affirmative vote of the holders of at least eighty percent (80%) of the votes which all stockholders are entitled to cast thereon, in addition to any other approval which is required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise.

         Article 12. Certificate Changes. The Corporation reserves the right at any time and from time to time to amend or repeal (1) any provision contained in this Certificate of Incorporation and (2) other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

         Article 13. Acquisition of Corporation. (a) The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

                  (1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

                  (2) Whether a more favorable price could be obtained for the Corporation's securities in the future.

                  (3) The impact which an acquisition of the Corporation would have on the employees, creditors and customers of the Corporation and any Subsidiary (as defined in Article 15) and the community which they serve.



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                  (4) The reputation and business practices' of the offeror and its management and affiliates as they would affect the employees, creditors and customers of the Corporation and its Subsidiaries and the future value of the Corporation's stock.

                  (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the Corporation or other entity whose securities are being offered.

                  (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

                  If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising stockholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory impediment for the offeror; and obtaining a more favorable offer from another individual or entity.

         (b) If the Board of Directors determines to sell the Corporation or any Subsidiary to a third party, or to merge or consolidate the Corporation or any Subsidiary with a third party, the Board of Directors shall not be legally obligated to create an auction and may negotiate with only one acquirer.

         Article 14. Separability. In the event that all, some or any part of any provision contained in this Amended and Restated Certificate of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of this Amended and Restated Certificate of Incorporation. If and to the extent that any provision contained in this Amended and Restated Certificate of Incorporation violates any rule of a securities exchange or automated quotation system on which securities of the Corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine.


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         Article 15. Definitions.
                     -----------

                  (a) As used herein, the term "Person" shall mean any individual, partnership, corporation, group or other entity (other than the Corporation or any Subsidiary for itself or as a fiduciary for customers, or a trustee holding Voting Securities for the benefit of the employees of the Corporation or its Subsidiaries, pursuant to one or more employee benefit plans or arrangements sponsored by the Corporation or any Subsidiary).

                  (b) As used herein, the term "Subsidiary" shall mean any corporation of which the Corporation owns fifty percent (50%) or more of any class of securities entitled to vote in the election of directors, either directly or indirectly, through one or more other corporations.

                  (c) As used herein, the term "Voting Securities" refers to all outstanding securities of the Corporation entitled to vote (whether in the election of directors or otherwise).

         Article 16. Headings
                     --------

                  Article headings and the ordering of paragraphs are for convenience of reference only and shall not be construed to alter, amend or otherwise affect the meaning, intent or effect of the provisions of this Amended and Restated Certificate of Incorporation.

         The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate and does hereby declare and certify that it is his act and deed and the facts stated herein are true, and accordingly does hereunto set his hand this 1st day of July, 1997.



                                            /s/ Michael C. Koffler
                                            -----------------------------
                                            Michael C. Koffler
                                            Incorporator


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